DHI Group, Inc. Announces New Appointment to the Board of Directors

CENTENNIAL, Colorado July 26, 2023- DHI Group, Inc. (NYSE: DHX) (the “Company”) today announced Joe Massaquoi, Chief Financial Officer at H2 Clipper, Inc., has been appointed to the Company’s board of directors.

“Joe brings a broad perspective to the DHI board of directors with his background of advising companies at all stages of growth and across a range of industries,” said Art Zeile, Chief Executive Officer at DHI Group, Inc. “I’m confident Joe’s demonstrated record of leading strategic corporate initiatives will help our company create further DHI shareholder value.”

Mr. Massaquoi has an extensive career as a global finance executive securing capital necessary to accelerate growth and drive M&A transactions at growth-stage technology, energy and aerospace companies. Mr. Massaquoi currently serves as Chief Financial Officer at H2 Clipper, Inc., a cleantech innovation leader in hydrogen transport and distribution. Prior to joining H2C, he served as the CFO of Boom Supersonic, where he grew a team responsible for financial oversight and capital allocation. Previously he served as CFO of Initium Aerospace, a startup seeded by Boeing, where he established and shaped the finance strategy, operations and controls. Earlier in his career, Mr. Massaquoi worked investment banking, serving as a Director of Mergers & Acquisitions at Credit Suisse and Vice President at Deutsche Bank. He began his career as a financial analyst at Lehman Brothers.

“I’m passionate about innovation that connects people and empowers teams to transform businesses. I was drawn to DHI’s mission of connecting technology talent with companies to propel business objectives,” said Joe Massaquoi. “I look forward to bringing my advisory insights and experience working with public companies on financial oversight and capital allocation to DHI.”

Mr. Massaquoi earned a B.S. in Physics from Morehouse College and received an M.B.A. from Harvard Business School. Mr. Massaquoi also serves as a board member at Red Rocks Credit Union and is a member of the board of advisors at Vita Inclinata Technologies.

With this new addition, the board of directors for DHI Group will be comprised of eight members, seven of whom are independent.

Investor Contact
Todd Kehrli or Jim Byers
MKR Investor Relations
212-448-4181
ir@dhigroupinc.com

Media Contact
Media Contact
Rachel Ceccarelli
VP of Engagement